Exhibit 99.1

J.B. Hunt Transport Services, Inc.	Contact: Brad Delco
615 J.B. Hunt Corporate Drive	Vice President – Finance & Investor Relations
Lowell, Arkansas 72745	(479) 820-2723
(NASDAQ: JBHT)

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR BOTH THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2021

■	Fourth Quarter 2021 Revenue:	$3.50 billion; up 28%
■	Fourth Quarter 2021 Operating Income:	$322.5 million; up 55%
■	Fourth Quarter 2021 EPS:	$2.28 vs. $1.44; up 58%

■	Full Year 2021 Revenue:	$12.17 billion; up 26%
■	Full Year 2021 Operating Income:	$1.05 billion; up 47%
■	Full Year 2021 EPS:	$7.14 vs. $4.74; up 51%

LOWELL, Ark., January 18, 2021 - J.B. Hunt Transport Services, Inc. (NASDAQ: JBHT) announced fourth quarter 2021 U.S. GAAP (United States Generally Accepted Accounting Principles) net income of $242.2 million, or diluted earnings per share of $2.28 vs. fourth quarter 2020 net earnings of $154.0 million, or diluted earnings per share of $1.44.

Total operating revenue for the current quarter was $3.50 billion, compared with $2.74 billion for the fourth quarter 2020. All segments contributed to the revenue growth versus the prior year period. Truckload (JBT) and Integrated Capacity Solutions™ (ICS) grew revenue 85% and 26% year over year, respectively, as both segments were able to source capacity for customers by leveraging the talents and skills of our people and our investments in technology across the organization, including the Marketplace for J.B. Hunt 360°®. Intermodal (JBI) revenue grew 26%, driven by a 30% increase in revenue per load, partially offset by a 3% decline in volume. Dedicated Contract Services® (DCS®) revenue grew 25% as a result of a 16% increase in average revenue producing trucks and a 7% increase in fleet productivity versus the prior year period. Final Mile Services® (FMS) revenue increased 4% as strong demand for services in the segment were offset by supply-chain related challenges in most of the primary markets served. Current quarter total operating revenue, excluding fuel surcharges, increased approximately 22% vs. the comparable quarter 2020.

Total freight transactions in the Marketplace for J.B. Hunt 360 increased 27% to $593 million in the fourth quarter 2021 compared to $468 million in the prior year quarter. ICS revenue on the platform increased 11% to $431 million versus the year ago period. JBT and JBI executed approximately $113 million and $48 million, respectively, of third-party dray, independent contractor and power-only capacity through the platform during the quarter.

U.S. GAAP operating income for the current quarter totaled $322.5 million vs. $207.7 million for the fourth quarter 2020. Operating income increased from fourth quarter 2020 primarily from customer rate and cost recovery efforts and further scaling into our technology investments at a consolidated level, in addition to a $5.7 million benefit from the reduction of a contingent liability in FMS. These items were partially offset by network fluidity challenges presented from both rail and customer activity in JBI as well as increases in: frontline employee bonuses; driver wage and recruiting costs; rail and truck purchase transportation expense; non-driver personnel salary, wages and incentive compensation; group medical and casualty insurance expense; and implementation costs for newly awarded business in both DCS and FMS segments.

Net interest expense in the current quarter decreased primarily from lower interest rates from fourth quarter 2020. The fourth quarter effective tax rates for 2021 and 2020 were 22.6% and 22.0%, respectively. The annual effective tax rates for 2021 and 2020 were 23.9% and 24.0%, respectively. We expect our 2022 annual tax rate to be between 24.0% and 25.0%.

Segment Information:

Intermodal (JBI)

■	Fourth Quarter 2021 Segment Revenue:	$1.57 billion; up 26%
■	Fourth Quarter 2021 Operating Income:	$195.3 million; up 76%

Intermodal volumes declined 3% over the same period in 2020. Eastern network loads increased 1%, while transcontinental loads declined 5% compared to the fourth quarter 2020. While demand for intermodal capacity remains strong, ongoing network fluidity challenges driven by rail restrictions and customer detention of equipment, were even further impacted by weather, derailments and COVID-related labor shortages and disruptions during the quarter. Despite these volume-related challenges, revenue increased 26% for the quarter versus the prior year, driven by a 30% increase in revenue per load resulting from changes in the mix of freight, customer rates, and fuel surcharge revenues. Revenue per load excluding fuel surcharge revenue was up 22% year over year.

Operating income increased 76% in the fourth quarter from higher customer rate and cost recovery efforts compared to the prior year period. Rate and cost recovery efforts were partially offset by higher rail and third-party dray purchased transportation costs, increases in driver and non-driver wages and benefits, higher driver recruiting costs, and activity-based costs incurred to counteract network inefficiencies stemming from rail and customer fluidity challenges. The current period ended with approximately 105,000 units of trailing capacity and approximately 6,190 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Fourth Quarter 2021 Segment Revenue:	$712 million; up 25%
■	Fourth Quarter 2021 Operating Income:	$72.6 million; down 6%

DCS revenue increased 25% during the current quarter over the same period 2020. Productivity (revenue per truck per week) increased approximately 7% versus the prior period. Productivity, excluding fuel surcharge revenue increased 2% from a year ago primarily from contracted indexed-based price escalators partially offset by lower productivity on start-up accounts and a greater number of open trucks due to the tight labor market and COVID-related labor disruptions. A net additional 1,778 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year period, and a net additional 439 versus the end of the third quarter 2021. Customer retention rates remain above 98%.

Operating income decreased 6% from the prior year quarter. Benefits from higher revenue and increased productivity of assets were more than offset by increases in casualty insurance expense, frontline employee bonuses, group medical benefits, driver wage and recruiting costs, non-driver personnel salary, wages and incentive compensation, and other costs related to the implementation of new, long-term contractual business.

Integrated Capacity Solutions (ICS)

■	Fourth Quarter 2021 Segment Revenue:	$739 million; up 26%
■	Fourth Quarter 2021 Operating Income:	$21.2 million; up 280%

ICS revenue increased 26% in the current quarter versus the fourth quarter 2020. Revenue growth was primarily driven by a 27% increase in revenue per load resulting from changes in customer freight mix and higher contractual and spot rates in our truckload business as compared to the fourth quarter 2020. Overall segment volumes declined 1% with truckload volumes increasing 3% versus the prior year period. Contractual volumes represented approximately 54% of the total load volume and 43% of the total revenue in the current quarter compared to 51% and 35%, respectively, in fourth quarter 2020. Of the total reported ICS revenue, approximately $431 million was executed through the Marketplace for J.B. Hunt 360 compared to $387 million in fourth quarter 2020.

Operating income increased to $21.2 million compared to $5.6 million in the fourth quarter 2020. Benefits from higher gross margin were partially offset by higher personnel and technology costs as compared to the same period 2020. Gross profit margins increased to 12.2% in the current period versus 10.8% in the prior period. ICS carrier base increased 36% year over year.

Final Mile Services (FMS)

■	Fourth Quarter 2021 Segment Revenue:	$222 million; up 4%
■	Fourth Quarter 2021 Operating Income:	$7.4 million; up 35%

FMS revenue increased 4% compared to the same period 2020. Stop count within FMS decreased 22% during the current quarter versus a year ago. The addition of multiple customer contracts implemented over the last year were more than offset by the reduction of stops at several customers due to labor shortages and supply chain constraints. Productivity, defined as revenue per stop, increased approximately 33% compared to the prior year period primarily from a shift in the mix of business between asset and asset-light operations.

Operating income, which included a $5.7 million benefit from the reduction of a contingent liability, increased 35% over the prior year quarter. Excluding the benefit , operating income declined 68% versus the prior year period. Higher revenue from multiple new customer contracts was more than offset by significant increases in implementation expenses as a result of those same contracts, along with less revenue at some existing customers due to supply-chain constraints. Higher personnel expense related to salary, wages and incentive compensation were also offsetting items in the quarter.

Truck (JBT)

■	Fourth Quarter 2021 Segment Revenue:	$259 million; up 85%
■	Fourth Quarter 2021 Operating Income:	$25.9 million; up 210%

JBT revenue increased 85% from the same period in 2020. Revenue excluding fuel surcharge revenue increased 79%, primarily from a 55% increase in revenue per load excluding fuel surcharge revenue and a 15% increase in load count compared to a year ago. The increase in revenue per load excluding fuel surcharge revenue was driven by a 32% increase in revenue per loaded mile excluding fuel surcharge revenue and a 19% increase in average length of haul. Load count growth and the length of haul increase were primarily related to the continued net trailer additions and expansion of J.B. Hunt 360box® which leverages the J.B. Hunt 360 platform to access drop-trailer capacity for customers across our transportation network. Comparable contractual customer rates were up approximately 27% compared to the same period 2020. The current period ended with 11,172 trailers and 2,235 tractors, compared to 8,567 and 1,769 respectively for the prior year period.

Operating income increased to $25.9 million compared $8.4 million in the fourth quarter 2020. Benefits from increased load counts and revenue per load were partially offset by increases in purchased transportation expense, higher driver wages and recruiting costs and higher non-driver personnel expense related to salary, wages and incentive compensation. Further investments in both building out our trailer network and technology related to the continued expansion of 360box also partially offset higher revenue.

Cash Flow and Capitalization:

At December 31, 2021, we had total debt outstanding of $1.3 billion outstanding on various debt instruments which is comparable to the total debt levels at December 31, 2020, and September 30, 2021.

Our net capital expenditures for 2021 approximated $877 million vs. $601 million in 2020. At December 31, 2021, we had cash and cash equivalents of $356 million.

In the fourth quarter 2021, we purchased approximately 76,000 shares of our common stock for approximately $15 million. At December 31, 2021, we had approximately $351 million remaining under our share repurchase authorization. Actual shares outstanding at December 31, 2021, approximated 105.1 million.

Conference Call Information:

The Company will hold a conference call today from 4:00–5:00 pm CST to discuss the quarterly earnings. To participate in the call, dial 1-833-360-0810 (domestic) or 470-495-0976 (international) 15 minutes prior to the start of the call and provide the following conference ID: 8876825. A replay of the call will be posted on the investor relations section of our website later today.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2020. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., an S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, final mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC. Condensed Consolidated Statements of Earnings (in thousands, except per share data) (unaudited)

	Three Months Ended December 31
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,106,488		$2,551,777
Fuel surcharge revenues	390,483		185,875
Total operating revenues	3,496,971	100.0%	2,737,652	100.0%

Operating expenses
Rents and purchased transportation	1,891,298	54.1%	1,486,341	54.3%
Salaries, wages and employee benefits	764,484	21.9%	625,168	22.8%
Depreciation and amortization	141,254	4.0%	134,589	4.9%
Fuel and fuel taxes	151,606	4.3%	93,551	3.4%
Operating supplies and expenses	98,035	2.8%	83,515	3.1%
General and administrative expenses, net of asset dispositions	52,955	1.6%	48,431	1.8%
Insurance and claims	50,261	1.4%	35,809	1.3%
Operating taxes and licenses	15,974	0.5%	13,757	0.5%
Communication and utilities	8,601	0.2%	8,800	0.3%
Total operating expenses	3,174,468	90.8%	2,529,961	92.4%
Operating income	322,503	9.2%	207,691	7.6%
Net interest expense	9,697	0.3%	10,344	0.4%
Earnings before income taxes	312,806	8.9%	197,347	7.2%
Income taxes	70,597	2.0%	43,340	1.6%
Net earnings	$242,209	6.9%	$154,007	5.6%
Average diluted shares outstanding	106,312		106,738
Diluted earnings per share	$2.28		$1.44

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Twelve Months Ended December 31
	2021		2020
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$10,915,442		$8,879,653
Fuel surcharge revenues	1,252,860		756,920
Total operating revenues	12,168,302	100.0%	9,636,573	100.0%

Operating expenses
Rents and purchased transportation	6,449,068	53.0%	4,954,123	51.4%
Salaries, wages and employee benefits	2,761,680	22.7%	2,347,716	24.4%
Depreciation and amortization	557,093	4.6%	527,375	5.5%
Fuel and fuel taxes	530,642	4.4%	357,483	3.7%
Operating supplies and expenses	369,294	3.0%	334,350	3.5%
General and administrative expenses, net of asset dispositions	195,616	1.5%	180,083	1.8%
Insurance and claims	165,052	1.4%	134,482	1.4%
Operating taxes and licenses	59,462	0.5%	54,331	0.6%
Communication and utilities	34,865	0.3%	33,511	0.3%
Total operating expenses	11,122,772	91.4%	8,923,454	92.6%
Operating income	1,045,530	8.6%	713,119	7.4%
Net interest expense	45,758	0.4%	47,094	0.5%
Earnings before income taxes	999,772	8.2%	666,025	6.9%
Income taxes	238,966	1.9%	159,990	1.6%
Net earnings	$760,806	6.3%	$506,035	5.3%
Average diluted shares outstanding	106,593		106,766
Diluted earnings per share	$7.14		$4.74

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended December 31
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,574,174	45%	$1,249,065	46%
Dedicated	712,419	20%	568,349	21%
Integrated Capacity Solutions	738,906	21%	587,277	21%
Final Mile Services	221,907	6%	213,161	8%
Truckload	259,078	8%	140,384	5%
Subtotal	3,506,484	100%	2,758,236	101%
Intersegment eliminations	(9,513)	(0%)	(20,584)	(1%)
Consolidated revenue	$3,496,971	100%	$2,737,652	100%

Operating income

Intermodal	$195,337	61%	$110,751	53%
Dedicated	72,638	23%	77,564	37%
Integrated Capacity Solutions	21,190	6%	5,575	3%
Final Mile Services	7,442	2%	5,514	3%
Truckload	25,907	8%	8,367	4%
Other (1)	(11)	0%	(80)	0%
Operating income	$322,503	100%	$207,691	100%

	Twelve Months Ended December 31
	2021		2020
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$5,453,511	44%	$4,675,074	48%
Dedicated	2,578,322	21%	2,196,200	23%
Integrated Capacity Solutions	2,537,684	21%	1,658,182	17%
Final Mile Services	841,963	7%	688,431	7%
Truckload	795,850	7%	462,720	5%
Subtotal	12,207,330	100%	9,680,607	100%
Intersegment eliminations	(39,028)	(0%)	(44,034)	(0%)
Consolidated revenue	$12,168,302	100%	$9,636,573	100%

Operating income

Intermodal	$602,540	58%	$428,403	60%
Dedicated	304,125	29%	313,987	44%
Integrated Capacity Solutions	46,324	4%	(44,699)	(6%)
Final Mile Services	27,909	3%	(945)	(0%)
Truckload	64,940	6%	16,574	2%
Other (1)	(308)	(0%)	(201)	(0%)
Operating income	$1,045,530	100%	$713,119	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended December 31
	2021	2020

Intermodal

Loads	509,264	524,906
Average length of haul	1,693	1,711
Revenue per load	$3,091	$2,380
Average tractors during the period *	6,161	5,667
Tractors (end of period) *	6,194	5,663
Trailing equipment (end of period)	104,973	98,689
Average effective trailing equipment usage	102,926	97,267

Dedicated

Loads	1,053,733	949,757
Average length of haul	160	159
Revenue per truck per week**	$4,879	$4,544
Average trucks during the period***	11,441	9,833
Trucks (end of period) ***	11,689	9,911
Trailing equipment (end of period)	28,822	27,290

Integrated Capacity Solutions

Loads	364,620	369,188
Revenue per load	$2,027	$1,591
Gross profit margin	12.2%	10.8%
Employee count (end of period)	975	1,011
Approximate number of third-party carriers (end of period)	136,400	100,200
Marketplace for J.B. Hunt 360 revenue (millions)	$431.4	$387.1

Final Mile Services

Stops	1,450,208	1,849,215
Average trucks during the period***	1,565	1,537

Truckload

Loads	123,782	107,253
Loaded miles (000)	61,858	45,423
Nonpaid empty mile percentage	20.1%	18.4%
Revenue per tractor per week**	$5,383	$4,410
Average tractors during the period *	2,168	1,772

Tractors (end of period)
Company-owned	734	798
Independent contractor	1,501	971
Total tractors	2,235	1,769

Trailers (end of period)	11,172	8,567

*	Includes company-owned and independent contractor tractors
**	Using weighted workdays
***	Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Twelve Months Ended December 31
	2021	2020

Intermodal

Loads	1,984,834	2,019,391
Average length of haul	1,684	1,690
Revenue per load	$2,748	$2,315
Average tractors during the period *	5,904	5,530
Tractors (end of period) *	6,194	5,663
Trailing equipment (end of period)	104,973	98,689
Average effective trailing equipment usage	98,798	90,514

Dedicated

Loads	4,020,308	3,676,212
Average length of haul	161	160
Revenue per truck per week**	$4,719	$4,373
Average trucks during the period***	10,628	9,743
Trucks (end of period) ***	11,689	9,911
Trailing equipment (end of period)	28,822	27,290

Integrated Capacity Solutions

Loads	1,326,979	1,265,897
Revenue per load	$1,912	$1,310
Gross profit margin	11.8%	9.9%
Employee count (end of period)	975	1,011
Approximate number of third-party carriers (end of period)	136,400	100,200
Marketplace for J.B. Hunt 360 revenue (millions)	$1,583.8	$1,142.2

Final Mile Services

Stops	6,413,680	5,771,533
Average trucks during the period***	1,520	1,405

Truckload

Loads	445,812	406,550
Loaded miles (000)	215,940	171,141
Nonpaid empty mile percentage	19.4%	18.8%
Revenue per tractor per week**	$4,791	$3,978
Average tractors during the period*	1,899	1,837

Tractors (end of period)
Company-owned	734	798
Independent contractor	1,501	971
Total tractors	2,235	1,769

Trailers (end of period)	11,172	8,567

*	Includes company-owned and independent contractor tractors
**	Using weighted workdays
***	Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$355,549	$313,302
Accounts Receivable	1,503,379	1,124,403
Prepaid expenses and other	444,915	404,412
Total current assets	2,303,843	1,842,117
Property and equipment	6,680,316	5,908,710
Less accumulated depreciation	2,612,661	2,219,816
Net property and equipment	4,067,655	3,688,894
Other assets, net	419,611	397,337
	$6,791,109	$5,928,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$355,972	$-
Trade accounts payable	769,496	587,510
Claims accruals	307,210	276,056
Accrued payroll	190,950	130,943
Other accrued expenses	102,732	90,294
Total current liabilities	1,726,360	1,084,803

Long-term debt	945,257	1,305,424
Other long-term liabilities	256,234	245,961
Deferred income taxes	745,442	692,022
Stockholders' equity	3,117,816	2,600,138
	$6,791,109	$5,928,348

Supplemental Data
(unaudited)

	December 31, 2021	December 31, 2020

Actual shares outstanding at end of period (000)	105,094	105,654

Book value per actual share outstanding at end of period	$29.67	$24.61

	Twelve Months Ended December 31
	2021	2020

Net cash provided by operating activities (000)	$1,223,899	$1,122,859

Net capital expenditures (000)	$877,018	$600,769